SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934
KB HOME

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3666267

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California	90024

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Rights to Purchase Series A Participating Cumulative Preferred Stock	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
     On January 22, 2009, the Board of Directors of KB Home (the “Company”) amended the Rights Agreement, dated as of February 4, 1999 and amended as of April 29, 2005 (the “Rights Agreement”), by and between the Company and Mellon Investor Services LLC, as rights agent and adopted resolutions providing for the issuance of a series of Preferred Stock, par value $1.00 per share, designated as Series A Participating Cumulative Preferred Stock, as set forth in a Certificate of Designation of Series A Participating Cumulative Preferred Stock (the “Certificate of Designation”).
     Among other things, the amendment to the Rights Agreement reduces the threshold at which a person or group becomes an “Acquiring Person” under the Rights Agreement from 15% to 4.9% of the Company’s then-outstanding common stock. The Rights Agreement, as amended, exempts any stockholder whose beneficial ownership as of 4:00 p.m., New York City time, on January 22, 2009 exceeded 4.9% of the Company’s then-outstanding common stock from becoming an “Acquiring Person” so long as any such stockholder does not acquire any additional common stock.
     The amendment to the Rights Agreement is intended to maximize the long-term value of the Company’s deferred tax assets and related tax benefits. The Company’s ability to use its deferred tax assets could be substantially reduced if the Company experiences an “ownership change” under Section 382 of the Internal Revenue Code of 1986 (the “Code”). The calculation of an ownership change under the Code is based on ownership changes in the Company’s common stock by stockholders that own, or are deemed to own, 5% or more of the Company’s common stock, and changes are tested within a rolling three-year period. The Rights Agreement, as amended, does not eliminate the possibility that an ownership change under the Code will occur, and there can be no assurance that such an ownership change will not occur. As of the date of this registration statement, the Company believes that such an ownership change has not occurred.
     The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement and the amendment are available free of charge from the Company. The foregoing description of the amendment to the Rights Agreement and of the Certificate of Designation is qualified in its entirety by reference to the full text of those documents, copies of which are incorporated herein by this reference.
Item 2. Exhibits

Number	Description

3.1	Certificate of Designation of Series A Participating Cumulative Preferred Stock, dated as of January 22, 2009

4.1	Amendment, dated as of January 22, 2009, to the Rights Agreement, dated as of February 4, 1999 and amended as of April 29, 2005, by and between the Company and Mellon Investor Services LLC, as rights agent

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KB HOME
By:	/s/ Wendy C. Shiba
	Name:	Wendy C. Shiba
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: January 27, 2009

EXHIBIT INDEX

Number	Description

3.1	Certificate of Designation of Series A Participating Cumulative Preferred Stock, dated as of January 22, 2009

4.1	Amendment, dated as of January 22, 2009, to the Rights Agreement, dated as of February 4, 1999 and amended as of April 29, 2005, by and between the Company and Mellon Investor Services LLC, as rights agent